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                                                                       EXHIBIT 1


                             ST. PAUL BANCORP, INC.

                        CONSOLIDATED STATEMENT OF INCOME
                  (Dollars in thousands, except share amounts)



                                                                 For the Month
                                                                     Ending
                                                                 July 31, 1998
                                                                 -------------
 Interest income                                                 $     30,029
 Interest expense                                                      17,004
                                                                 ------------
 Net interest income                                                   13,025
 Provision for loan losses                                              2,500
                                                                 ------------
 Net interest income after provision for loan losses                   10,525

 Other operating income:
      Income from real estate operations                                  191
      Net gain on assets sold                                             245
      Other income                                                      4,429
                                                                 ------------
          Total other operating income                                  4,865

 Pooling transaction charge                                             9,025
 Other operating expenses                                              11,217
                                                                 ------------
 Total operating expenses                                              20,242

 Loss from foreclosed real estate operations                              (10)
                                                                 ------------
 Net loss before taxes                                                 (4,862)
 Income tax benefit                                                      (805)
                                                                 ------------
 Net loss                                                        $     (4,057)
                                                                 ============


Loss Per Share                                                   $      (0.10)
Period-end shares outstanding                                      40,595,767



                  CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                 (Dollars in thousands, except per share amount)

                                                 As of
                                             July 31, 1998
                                             -------------
Assets:
 Cash and cash equivalents                    $   307,356
 Marketable debt and equity securities            240,356
 Mortgage-backed securities                       749,414
 Loans receivable (including held for sale)     3,890,038
 Allowance for loan and REO losses                (40,929)
 Other assets                                     202,454
                                              -----------
Total assets                                  $ 5,348,689

Liabilities and stockholders' equity:
 Deposits                                     $ 3,880,555
 Borrowings                                       868,394
 Other liabilities                                 96,758
 Equity                                           502,982
                                              -----------
Total liabilities and stockholders' equity    $ 5,348,689

Book value per share                          $     12.39



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